CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,750,000	$319.28

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated March 31, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and the Index Supplement dated March 16, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$2,750,000 Super TrackSM Notes due April 6, 2015 Linked to the Performance of an Equity Index Basket Global Medium-Term Notes, Series A, No. E-6493

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	March 31, 2011

Issue Date:	April 5, 2011

Basket Final Valuation Date:	March 31, 2015*

Maturity Date:	April 6, 2015**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A basket comprised of the following equity indices (each an “Index” or a “Basket Component”, and together, the “Basket Components”):

Index	Bloomberg Ticker	Weight	C(i) Initial (as defined below)
Hang Seng China Enterprises Index	HSCEI <index>	1/4	13315.84
The Korea Composite Stock Price Index 200	KOSPI2<index>	1/4	278.87
MSCI Taiwan Price Index	TAMSCI <index>	1/4	308.25
MSCI Singapore Free Price Index	SIMSCI <index>	1/4	368.45

Upside Leverage Factor:	2.10

Payment at Maturity:

If the Basket Performance is greater than or equal to 0%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Basket Performance multiplied by the Upside Leverage Factor. Accordingly, if the Basket Performance is greater than or equal to 0%, you will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Basket Performance x Upside Leverage Factor)]

If the Basket Performance is less than 0%, you will receive a cash payment equal to a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Basket Performance, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x Basket Performance]

You will lose some or all of your principal at maturity if the Basket Performance is less than 0%. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Basket Performance:

The Basket Performance equals the weighted average of the percentage change (which may be positive, negative or equal to 0%) in the Closing Level of each of the Basket Components from the Basket Initial Valuation Date to the Basket Final Valuation Date. The Basket Performance will be calculated as follows:

C(i) Initial = The Closing Level of each Basket Component, as applicable, on the Basket Initial Valuation Date;

C(i) Final = The Closing Level of each Basket Component, as applicable, on the Basket Final Valuation Date; and

W(i) = Weight of each Basket Component, as stated above.

Closing Level:

With respect to the Hang Seng China Enterprises Index, the closing value of the Hang Seng China Enterprises Index published at the regular weekday close of trading on the relevant valuation date as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “HSCEI <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Hang Seng China Enterprises Index will be based on the alternate calculation of the Hang Seng China Enterprises Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

With respect to the Korea Composite Stock Price Index 200, the closing value of the Korea Composite Stock Price Index 200 published at the regular weekday close of trading on the relevant valuation date as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “KOSPI2 <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Korea Composite Stock Price Index 200 will be based on the alternate calculation of the Korea Composite Stock Price Index 200 as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

With respect to the MSCI Taiwan Price Index, the closing value of the MSCI Taiwan Price Index published at the regular weekday close of trading on the relevant valuation date as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “TAMSCI <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the MSCI Taiwan Price Index will be based on the alternate calculation of the MSCI Taiwan Price Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

With respect to the MSCI Singapore Free Price Index, the closing value of the MSCI Singapore Free Price Index published at the regular weekday close of trading on the relevant valuation date as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SIMSCI <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the MSCI Singapore Free Price Index will be based on the alternate calculation of the MSCI Singapore Free Price Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-90 of the accompanying Prospectus Supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KGF2 and US06738KGF21

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Basket—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Basket—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-6 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.00%	98.00%
Total	$2,750,000	$55,000	$2,695,000

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.00% of the principal amount of the notes, or $20 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated March 16, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated March 16, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511068935/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Basket Performance?

The following table illustrates the hypothetical total return at maturity on the Notes. Using the C(i) Initial as set forth below and the Upside Leverage Factor of 2.10, the “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The hypothetical total returns set forth below do not take into account any tax consequences from investing in the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Performance	Payment at Maturity (per $1,000 principal)	Total Return
100.00%	$3,100.00	210.00%
90.00%	$2,890.00	189.00%
80.00%	$2,680.00	168.00%
70.00%	$2,470.00	147.00%
60.00%	$2,260.00	126.00%
50.00%	$2,050.00	105.00%
40.00%	$1,840.00	84.00%
30.00%	$1,630.00	63.00%
20.00%	$1,420.00	42.00%
10.00%	$1,210.00	21.00%
5.00%	$1,105.00	10.50%
0.00%	$1,000.00	0.00%
-10.00%	$900.00	-10.00%
-20.00%	$800.00	-20.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

PS–3

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: The Basket Performance is greater than 0%.

Basket Component	C(i) Initial	C(i) Final	Performance of each Basket Component	Weight	Weighted Performance
Hang Seng China Enterprises Index	13315.84	14647.42	10%	1/4	2.50%
The Korea Composite Stock Price Index 200	278.87	306.76	10%	1/4	2.50%
MSCI Taiwan Price Index	308.25	339.08	10%	1/4	2.50%
MSCI Singapore Free Price Index	368.45	405.30	10%	1/4	2.50%

Basket Performance					10.00%

Because the Basket Performance is positive, the investor receives a payment at maturity of $1,210.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x 10.00% x 2.10] = $1,210.00

The total return on the investment of the Notes is 21.00%.

Example 2: The Basket Performance is negative.

Basket Component	C(i) Initial	C(i) Final	Performance of each Basket Component	Weight	Weighted Performance
Hang Seng China Enterprises Index	13315.84	11984.26	-10%	1/4	-2.50%
The Korea Composite Stock Price Index 200	278.87	250.98	-10%	1/4	-2.50%
MSCI Taiwan Price Index	308.25	277.43	-10%	1/4	-2.50%
MSCI Singapore Free Price Index	368.45	331.61	-10%	1/4	-2.50%

Basket Performance					-10.00%

Because the Basket Performance of -10.00% is less than 0%, the investor receives a payment at maturity of $900 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x -10.00%] = $900

The total return on the investment of the Notes is -10.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Basket Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof ” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” with respect to the reference asset; and

•

For a description of further adjustments that may affect one or more Basket Components or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance equity return by multiplying a positive Basket Performance by the Upside Leverage Factor. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Equally Weighted Basket Components— The return on the Notes is linked to a basket consisting of four equally weighted indices – the Hang Seng China Enterprises Index, the Korea Composite Stock Price Index 200, the MSCI Taiwan Price Index, and

PS–4

the MSCI Singapore Free Price Index. For information about the Hang Seng China Enterprises Index, see the information set forth under “Non-Proprietary Indices—Equity Indices— Hang Seng China Enterprises Index” in the index supplement. For information about the KOSPI 200, see the information set forth under “Non-Proprietary Indices—Equity Indices—KOSPI 200” in the index supplement. For information about the MSCI Taiwan Price Index and the MSCI Singapore Free Price Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the index supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Basket Components. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning before January 1, 2013 is generally taxed at a maximum rate of 15%. Long-term capital gain of a noncorporate U.S. holder that is recognized in a taxable year beginning on or after January 1, 2013 is generally taxed at preferential rates.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset.”

PS–5

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss— The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the Basket Performance and will depend on whether, and the extent to which, the Basket Performance is positive or negative. Your investment will be fully exposed to any decline of the Basket Performance from the Basket Initial Valuation Date to the Basket Final Valuation Date. You will lose some or all of your investment at maturity if the Basket Performance is negative.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

The Payment at Maturity of Your Notes is Not Based on the Levels of the Basket Components at Any Time Other than the Closing Levels of the Basket Components on the Basket Final Valuation Date—The Basket Performance will be based on the Closing Levels of the Basket Components on the Basket Final Valuation Date (subject to adjustments as described in the prospectus supplement) as compared to the Closing Levels of the Basket Components on the Basket Initial Valuation Date. Therefore, if the Closing Levels of one or more of the Basket Components fell precipitously on the Basket Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the closing levels, as the case may be, of the Basket Components prior to such drop.

•

Changes In The Closing Levels Of The Basket Components Will Be Weighted and the Weighted Performance of the Basket Components May Offset Each Other—The Notes are linked to a basket comprised of equally weighted indices set forth on the cover page of this pricing supplement. Movements in level of these Basket Components may change such that the performances of each Basket Component over the term of the Notes may or may not correlate with each other. At a time when the closing levels of one or more of the Basket Components increase, the closing levels of the other Basket Components may not increase as much or may even decline. At a time when the closing levels of one or more of the Basket Components decrease, the closing levels of the other Basket Components may decline as much or more. The contribution of each Basket Component to the Basket Performance depends on the weight of such Basket Component. Therefore, in calculating payment at maturity, any positive contribution from a Basket Component with a positive performance, after accounting for the weight of such Basket Component, may be moderated, or more than offset, by declines in the closing levels of the other Basket Components. There can be no assurance that the resulting Basket Performance will be positive on the Basket Final Valuation Date.

•

Non-U.S. Securities Markets Risks—The stocks included in the Basket Component are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to an Index that includes these stocks, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Basket Components will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Basket Components may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Risks Associated with Emerging Markets—An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollars and the currency in which the stocks composing the Basket Components are denominated, although any currency fluctuations could affect the performance of the Basket Components. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Correlation of Performances among the Basket Components May Reduce the Performance of the Notes— Performances among the Basket Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Basket Components. High correlation during periods of negative performances among the Basket Components could cause the Basket Performance to be negative and reduce the value of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Basket Components would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PS–6

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes— In addition to the performance of the Basket Components and the Basket Performance, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the Basket Components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Basket Components based on the daily closing level from January 7, 2002 through March 31, 2011. On March 31, 2011, Hang Seng China Enterprises Index closing level was 13315.84, the Korea Composite Stock Price Index 200 closing level was 278.87, the MSCI Taiwan Price Index closing level was 308.25 and the MSCI Singapore Free Price Index closing level was 368.45. We obtained the closing levels and closing price below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of any Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the Basket Components and/or the Basket Performance will result in the return of any of your initial investment.

PS–7

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–9